Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 2, 2012

WINTHROP REALTY TRUST ANNOUNCES RECEIPT OF FULL SATISFACTION OF SOCAL OFFICE LOAN

FOR IMMEDIATE RELEASE – BOSTON, October 2, 2012/ -- Winthrop Realty Trust (NYSE:FUR) announced today that its 50.2% owned joint venture received payment in full on its $117.9 million C note in a $798.0 million first mortgage encumbering a 4.5 million square foot, 31 property portfolio of office properties situated throughout Southern California.  Winthrop received approximately $38.7 million with respect to its $29.8 million net investment in this loan which was acquired in November 2011 resulting in a 27.0% return to Winthrop.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate financial instruments including CMBS, bonds, REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.